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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                  SCHEDULE TO
                                 (Rule 13e-4)
           Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                    of the Securities Exchange Act of 1934

                               -----------------

                                INFOSPACE, INC.
        (Name of Subject Company (Issuer) and Filing Person (Offeror))

                               -----------------

     Options to Purchase Common Stock, Par Value $0.0001 Per Share, Having
                 an Exercise Price of $3.00 or More Per Share
                        (Title of Class of Securities)

                               -----------------

                                  45678T 10 2
                     (CUSIP Number of Class of Securities)
                           (Underlying Common Stock)

                               -----------------

                              John M. Hall, Esq.
                   Senior Vice President and General Counsel
                                InfoSpace, Inc.
601 108/th/ Avenue, N.E., Suite 1200, Bellevue, Washington 98004, (425) 201-6100
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                               -----------------

                                  Copies to:

                            Jeffrey D. Saper, Esq.
                              Jack Helfand, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
        650 Page Mill Road, Palo Alto, California 94304, (650) 493-9300

                           CALCULATION OF FILING FEE

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               Transaction Valuation*     Amount of Filing Fee
              ----------------------------------------------------
                   $82,190,780.12              $16,438.16
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*    Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 49,216,036 shares of common stock of InfoSpace, Inc. having an aggregate value of $82,190,780.12 as of October 26, 2001 (based on the market value of the underlying common stock) will be exchanged pursuant to this offer. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.
[_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   Amount Previously Paid: Not applicable.             Filing Party: Not applicable.
   Form or Registration No.: Not applicable.            Date Filed: Not applicable.

[_] Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
   Check the appropriate boxes below to designate any transactions to which the statement relates:
   [_] third party tender offer subject to Rule 14d-1.
   [X] issuer tender offer subject to Rule 13e-4.
   [_] going-private transaction subject to Rule 13e-3.
   [_] amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

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

Item 1. Summary Term Sheet.

   The information set forth under the "Summary Term Sheet" section in the Offer to Exchange, dated October 29, 2001, attached hereto as Exhibit (a)(1) (the "Offer to Exchange"), is incorporated herein by reference.

Item 2. Subject Company Information.

   (a) The name of the issuer is InfoSpace, Inc., a Delaware corporation (the "Company"), and the address of its principal executive office is 601 108/th/ Avenue N.E., Suite 1200, Bellevue, Washington 98004, (425) 201-6100. The information set forth in the Offer to Exchange under Section 10 ("Information Concerning InfoSpace") is incorporated herein by reference.

   (b) This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange options having an exercise price of $3.00 or more per share granted on or after February 6, 2001 (the "Eligible Options") to purchase shares of the Company's common stock, par value $0.0001 per share, that are outstanding under the Company's Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan") and 2001 Nonstatutory Stock Option Plan (the "2001 Plan") and held by current full-time United States employees of the Company and its United States subsidiaries for restricted shares of common stock (the "Restricted Stock"), upon the terms and subject to the conditions described in the Offer to Exchange, and the related Letter to Eligible Employees attached hereto as Exhibit (a)(2) (together with the Offer of Exchange, as they may be amended or supplemented from time to time, the "Offer"). As of October 25, 2001, the total number of shares of common stock underlying the Eligible Options is 29,661,690, all of which are held by current employees eligible to participate in the Offer. Only full-time employees of InfoSpace, Inc. and its United States subsidiaries, employed in the United States will be eligible to accept the Offer.

   One (1) share of Restricted Stock will be issued for every four (4) shares of common stock underlying the Eligible Options that are accepted for exchange and cancelled. Participating employees also will be required to surrender, in addition to the Eligible Options, all of their other outstanding unexercised options having an exercise price of $3.00 or more per share (including options to purchase Saraide common stock) granted under the 1996 Plan, the 2001 Plan, the Go2Net Inc. 1996 Stock Option Plan, the Go2Net Inc. 2000 Stock Option Plan, the Silicon Investor, Inc. 1996 Stock Plan, the WEB 21 Stock Option Plan, the Authorize.Net Corporation 1999 Stock Incentive Plan, the IQC Corporation Option to Purchase Common Stock, the SaveSmart, Inc. 1997 Equity Incentive Plan, the Saraide.com Inc. 1998 Equity Incentive Plan, the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan and the INEX Corporation Share Option Plan regardless of when granted or whether vested or unvested (the "Special Options"). No restricted stock will be granted in exchange for the Special Options. The information set forth in the Offer to Exchange under "Summary Term Sheet,"
Section 2 ("Number of Options; Expiration Date") and Section 9 ("Source and Amount of Consideration; Terms of Restricted Stock") is incorporated herein by reference.

   (c) The information set forth in the Offer to Exchange under Section 8 ("Price Range of Shares Underlying the Options") is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

   (a) The information set forth under Item 2(a) above is incorporated herein by reference.

Item 4. Terms of the Transaction.

   (a) The information set forth in Item 2(b) above and in the Offer to Exchange under "Summary Term Sheet," Section 1 ("Eligibility"), Section 2 ("Number of Options; Expiration Date"), Section 4 ("Procedures for Tendering Options"), Section 5 ("Withdrawal Rights and Change of Election"), Section 6 ("Acceptance of Options for Exchange and Issuance of Restricted Stock"),
Section 7 ("Conditions of the Offer"), Section 9 ("Source and Amount of Consideration; Terms of Restricted Stock"), Section 13 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer"), Section 14 ("Legal Matters; Regulatory Approvals"), Section 15 ("Material U.S. Federal Income Tax Consequences") and Section 16 ("Extension of Offer; Termination; Amendment") is incorporated herein by reference.

   (b) The information set forth in the Offer to Exchange under Section 12 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Arrangements.

   (e) The information set forth in the Offer to Exchange under Section 12 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

   (a) The information set forth in the Offer to Exchange under Section 3 ("Purpose of the Offer") is incorporated herein by reference.

   (b) The information set forth in the Offer to Exchange under Section 6 ("Acceptance of Options for Exchange and Issuance of Restricted Stock") and
Section 13 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer") is incorporated herein by reference.

   (c) The information set forth in the Offer to Exchange under Section 3 ("Purpose of the Offer") is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

   (a) The information set forth in the Offer to Exchange under Section 9 ("Source and Amount of Consideration; Terms of Restricted Stock") and Section 17 ("Fees and Expenses") is incorporated herein by reference.

   (b) The information set forth in the Offer to Exchange under Section 7 ("Conditions of the Offer") is incorporated herein by reference.

   (d) Not applicable.

Item 8. Interest in Securities of the Subject Company.

   (a) The information set forth in the Offer to Exchange under Section 12 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

   (b) The information set forth in the Offer to Exchange under Section 12 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

Item 9. Person/Assets, Retained, Employed, Compensated or Used.

   (a) Not applicable.

Item 10. Financial Statements.

   (a) The information set forth in the Offer to Exchange under Section 10 ("Information Concerning InfoSpace, Inc."), Section 11 ("Financial Information") and Section 18 ("Additional Information") is incorporated herein by reference.

   (b) Not applicable.

Item 11.  Additional Information.

   (a) The information set forth in the Offer to Exchange under Section 12 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") and Section 14 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

   (b) Not applicable.

Item 12. Exhibits.

(a) (1)  Offer to Exchange, dated October 29, 2001.

    (2)  Form of Letter to Eligible Employees.

    (3)  Form of Schedule to Letter to Eligible Employees.

    (4)  Form of Election Form.

    (5)  Form of Notice to Withdraw from the Offer.

    (6)  Form of Notice to Tendering Employees.

    (7)  Restricted Stock Exchange Offer; Frequently Asked Questions.

    (8)  Form of E-Mail Reminder to Employees.

    (9)  Form of Irrevocable Standing Order to Sell Shares.

    (10) Form of Press Release Announcing the Tender Offer.

    (11) InfoSpace, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, and incorporated herein by reference.

    (12) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001, and incorporated herein by reference.

    (13) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 13, 2001, and incorporated herein by reference.

    (14) Power Point Presentation of Basic Terms of Exchange Offer to Employees.

(b) Not applicable.

(d) (1)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan.

    (2)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan Prospectus.

    (3)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan Form of Restricted Stock Agreement.

    (4)  InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, which is incorporated herein by reference to the Registration Statement on Form S-1 (No. 333-93167) filed by the Company on July 12,
         2000.

    (5)  Go2Net, Inc. 2000 Stock Option Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13,
         2000.

    (6)  Go2Net, Inc. 1996 Stock Option Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13,
         2000.

    (7)  Silicon Investor, Inc. 1996 Stock Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13,
         2000.

    (8)  WEB21 Stock Option Plan, which is incorporated herein by reference to the Registration
         Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.


    (9)  Authorize.Net Corporation 1999 Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

    (10) IQC Corporation Option to Purchase Common Stock, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

    (11) SaveSmart, Inc. 1997 Equity Incentive Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

    (12) Saraide.com Inc. 1998 Equity Incentive Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

    (13) INEX Corporation Share Option Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-90815) filed by the Company on November 12,
         1999.

    (14) InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-81593) filed by the Company on June 25, 1999.

(g) Not applicable.

(h) Not applicable.

Item 13. Information Required by Schedule 13E-3.

   (a) Not applicable.

                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                          INFOSPACE, INC.

                                          /s/ EDMUND O. BELSHEIM
                                          _____________________________________
                                          Edmund O. Belsheim
                                          President and Chief Operating Officer

Date: October 29, 2001

                               INDEX TO EXHIBITS

Exhibit
Number                                               Description
------                                               -----------

(a)(1)  Offer to Exchange, dated October 29, 2001.

(a)(2)  Form of Letter to Eligible Employees.

(a)(3)  Form of Schedule to Letter to Eligible Employees.

(a)(4)  Form of Election Form.

(a)(5)  Form of Notice to Withdraw from the Offer.

(a)(6)  Form of Notice to Tendering Employees.

(a)(7)  Restricted Stock Exchange Offer; Frequently Asked Questions.

(a)(8)  Form of E-Mail Reminder to Employees.

(a)(9)  Form of Irrevocable Standing Order to Sell Shares.

(a)(10) Form of Press Release Announcing the Tender Offer.

(a)(11) InfoSpace, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, and incorporated herein by reference.

(a)(12) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001, and incorporated herein by reference.

(a)(13) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 13, 2001, and incorporated herein by reference.

(a)(14) Power Point Presentation of Basic Terms of Exchange Offer to Employees.

(d)(1)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan.

(d)(2)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan Prospectus.

(d)(3)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan Form of Restricted Stock Agreement.

(d)(4)  InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, which is incorporated herein by reference to the
        Registration Statement on Form S-1 (No. 333-93167) filed by the Company on July 12, 2000.

(d)(5)  Go2Net, Inc. 2000 Stock Option Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(6)  Go2Net, Inc. 1996 Stock Option Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(7)  Silicon Investor, Inc. 1996 Stock Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

Exhibit
Number                                               Description
------                                               -----------
 (d)(8)   WEB21 Stock Option Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

 (d)(9)   Authorize.Net Corporation 1999 Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(10)   IQC Corporation Option to Purchase Common Stock, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(11)   SaveSmart, Inc. 1997 Equity Incentive Plan, which is incorporated herein by reference to the
          Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

(d)(12)   Saraide.com Inc. 1998 Equity Incentive Plan, which is incorporated herein by reference to the
          Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

(d)(13)   INEX Corporation Share Option Plan, which is incorporated herein by reference to the Registration
          Statement on Form S-8 (No. 333-90815) filed by the Company on November 12, 1999.

(d)(14)   InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-81593) filed by the Company on
          June 25, 1999.